Exhibit 99.1

            ANSYS to Acquire ICEM CFD Engineering

SOUTHPOINTE, PA: August 30, 2000 -- ANSYS, Inc. (ANSS:NASDAQ), a global leader in design analysis and optimization software, today announced that it has entered into a definitive agreement to acquire ICEM CFD Engineering. The up-front purchase price of approximately $12.4 million is comprised of both cash and ANSYS common stock. In addition, the agreement provides for future payments contingent upon the attainment of certain performance criteria. ANSYS anticipates closing the deal by the end of August, and expects to incur one-time charges related to the write-off of in-process research and development costs, as well as certain acquisition-related costs. Excluding the effects of acquisition-related amortization and other charges, the acquisition is expected to be accretive to earnings within the fiscal year 2001.

James E. Cashman III, ANSYS President and CEO, stated, "The ICEM CFD Engineering acquisition is attractive to customers, shareholders, and employees for its complementary technology, growth potential, and market presence. It is consistent with our stated strategy of being the dominant supplier of engineering simulation solutions. We believe that by leveraging ANSYS's global sales and marketing resources with ICEM CFD Engineering's outstanding technology, market penetration will accelerate, particularly in high growth market segments such as electronics. We have been impressed with the people and commitment of ICEM CFD Engineering and clearly our stated goal of best-in-class products will benefit from planned deployment of shared technologies."

Armin Wulf, founder of ICEM CFD Engineering said, "Our technological excellence in modeling of high end computational fluid dynamics (CFD) complements the resources and market leadership of ANSYS in structural, thermal, electromagnetic, and other types of physics simulation. The combination, we believe, will greatly strengthen ANSYS's leadership in important fields of engineering." Wulf continued, "Our new association with ANSYS affords us the tremendous opportunity to extend our solution set into new markets, expanding our customer base and increasing our operations as the premier integrated solver-independent modeling environment for computer aided engineering (CAE). We are very excited to join forces with ANSYS."

ICEM CFD Engineering is a privately held developer and leading supplier of software for pre- and post-processing of CFD and other high growth engineering applications. ICEM CFD Engineering sells these products into a variety of market segments including the electronics, automotive, and aerospace industries. Major products include ICEM CFD, which is the world's leading software specializing in CFD modeling. ICEM CFD Engineering also leverages its expertise in modeling and meshing technology through several strategic partnerships with leading OEM software suppliers in the CFD market, which ANSYS intends to continue going forward. During the fiscal year ended October 1999, revenue for ICEM CFD Engineering was approximately $6.8 million. ICEM CFD Engineering, which will continue to be headquartered in Berkeley, California, will operate as a separate subsidiary, maintaining its products, sales channels, and OEM relationships.

Some matters discussed in this news release constitute forward-looking statements under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The actual future results of the Company could differ significantly from these statements. These include statements with respect to being the leading supplier of engineering simulation solutions, accelerating market penetration, being a technology leader, realizing accretion to earnings from this acquisition, deploying shared technologies, expanding our customer base, and closing the acquisition, these statements are subject to various risks and uncertainties such as our ability to successfully retain current ICEM CFD employees, the ability of the acquired business to maintain its current level of profitability through the end of 2001, our ability to integrate ICEM CFD into our business, the emergence of competitive products and unforeseen technical issues, our ability to protect our proprietary technology and maintain our technological lead over competitors, and other risks and uncertainties that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 1999 Annual Report and Form 10-K and most recent Quarterly Report on Form 10-Q.

ANSYS, Inc. is committed to providing the most open and flexible analysis solutions to meet customer requirements for engineering software in today's competitive marketplace. ANSYS, Inc. partners with leading design software suppliers to develop state-of-the-art CAD-integrated products. A global network of ANSYS Support Distributors provides sales, support and training for customers. Information about ANSYS, Inc. and its products can be found on the Worldwide Web at: http://www.ansys.com.

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